EXHIBIT 2.3.1

FIRST AMENDMENT

TO

SALE AND PURCHASE AGREEMENT

This First Amendment to Sale and Purchase Agreement (“First Amendment”) is made this 17th day of March, 2017 by and among HNR Energia B.V., a limited liability company organized under the laws of Curaçao (“Seller”), Harvest Natural Resources, Inc., a Delaware corporation (“Parent”), and BW Energy Gabon Pte. Ltd., a company incorporated under the laws of Singapore (“Purchaser”).

Recitals

Seller, Parent and Purchaser (the “Parties”) are all parties to a Sale and Purchase Agreement dated December 21, 2016 (the “Agreement”) relating to the sale by Seller and purchase by Purchaser of 100% of the issued share capital of Harvest Dussafu B.V.

The Parties wish to amend the Agreement as herein set forth.

NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, the Parties hereby agree as follows:

1.The definition of the term “Longstop Date” in clause 1.1 of the Agreement is hereby amended to read in its entirety as follows:

       “Longstop Date” means March 31, 2017.

2.Except as specifically amended hereby, the Agreement remains in full force and effect.

3.Article 16 (Governing Law and Dispute Resolution) of the Agreement shall apply to this First Amendment mutatis mutandis as if expressly set out herein.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to duly executed and delivered as of the date first above written.

HNR Energia B.V.		BW Energy Gabon Pte. Ltd

/s/ Keith L. Head		/s/ Carl Krogh Arnet
Name:	Keith L. Head	Name:	Carl Krogh Arnet
Title:	Attorney-in-Fact	Title:	Director

Harvest Natural Resources, Inc.

/s/ Keith L. Head
Name:	Keith L. Head
Title:	Vice President and General Counsel